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                                                                     EXHIBIT 4.8


                 AMENDMENT NUMBER ONE TO AMENDED AND RESTATED
                         LOAN AND SECURITY AGREEMENT

         This Amendment Number One to Amended and Restated Loan and Security Agreement ("Amendment") is entered into as of March 27, 1995, by and between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), and GREYHOUND LINES, INC., a Delaware corporation ("Borrower"), in light of the following:

         FACT ONE: Borrower and Foothill have previously entered into that certain Amended and Restated Loan and Security Agreement, dated as of October 13, 1994 (the "Agreement").

         FACT TWO: Borrower and Foothill desire to amend the Agreement as provided for and on the conditions herein.

         NOW, THEREFORE, Borrower and Foothill hereby amend and supplement the Agreement as follows:

         1. DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.

         2.      AMENDMENTS.

                 A. Section 1.1 of the Agreement is hereby amended by deleting the first sentence in the definition of "Eligible Accounts" in its entirety and replacing such language with the following:

         "Eligible Accounts" means those Accounts created by Borrower in the ordinary course of its scheduled or charter passenger bus transportation business, or its "package express" business (i.e. freight forwarding), that arise out of Borrower's rendition of scheduled or charter passenger transportation services or of "package express" services (net of any sales taxes comprising a part thereof), that strictly comply with all of Borrower's representations and warranties to Foothill, and that are and at all





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         times shall continue to be acceptable to Foothill in all respects based upon Foothill's reasonable credit judgment in accordance with Foothill's customary business practices; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill based upon Foothill's reasonable judgment in accordance with Foothill's customary business practices."

                 B. Section 2.1(a) of the Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following language:

         "(a) Subject to the terms and conditions of this Agreement, Foothill agrees to make revolving advances to Borrower in an amount not to exceed the sum of:

                 (i) the least of: (x) eighty-five percent (85%) of Borrower's Eligible Accounts; (y) an amount equal to one-half of Borrower's cash collections from all sources for the immediately preceding thirty (30) calendar day period; and (z) Three Million Dollars ($3,000,000) (the "Accounts Subline Limit");

                 plus (ii) up to Thirty-Two Million Dollars ($32,000,000) (the "Bus Subline Limit"); provided, however, that the Bus Subline Limit shall automatically be reduced by Three Hundred Thousand Dollars ($300,000) per month, on the first day of each month commencing on July 1, 1995."

                 C. Section 12 of the Agreement is hereby amended by deleting the address of the Borrower as set forth therein and replacing such language with the following:

                 "GREYHOUND LINES, INC.
                 15110 North Dallas Parkway
                 Dallas, Texas 75248
                 Attn.:  CFO
                 Telefacsimile No. (214) 387-1874





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                 with a copy to:

                 Contracts Administration
                 Telefacsimile No. (214) 777-6221"

         3. REPRESENTATIONS AND WARRANTIES. Borrower hereby affirms to Foothill that all of Borrower's representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof.

         4. NO DEFAULTS. Borrower hereby affirms to Foothill that no Event of Default has occurred and is continuing as of the date hereof.

         5. CONDITION PRECEDENT. The effectiveness of this Amendment is expressly conditioned upon receipt by Foothill of an executed copy of this Amendment.

         6. COSTS AND EXPENSES. Borrower shall pay to Foothill all of Foothill's out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses and other fees) arising in connection with the preparation, execution and delivery of this Amendment and all related documents.

         7. LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreements, the terms and provisions of this Amendment shall govern. In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.

         8. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such





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counterparts, taken together, shall constitute but one and the same Amendment.
This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.


                                  FOOTHILL CAPITAL CORPORATION,
                                  a California corporation

                                  By:  /s/ THOMAS S. SIGURDSON
                                     -------------------------------
                                  Title:   Assistant Vice President
                                        ----------------------------


                                  GREYHOUND LINES, INC.,
                                  a Delaware corporation

                                  By:  /s/ CRAIG R. LENTZSCH
                                     -------------------------------
                                  Title:   President
                                        ----------------------------





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